Exhibit 10.22
LIGHTNING EMOTORS, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into by and between Lightning eMotors, Inc., a Delaware corporation (the “Company”) and Kash Sethi (“Executive” and, together with the Company, the “Parties”). This Agreement will become effective as of October 1, 2022 (the “Effective Date”).
WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof; and
WHEREAS, Executive desires to provide services to the Company on the terms herein provided.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Employment.

(a)General. The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)Position and Duties. Effective as of the Effective Date, Executive: (i) shall serve as the Company’s Chief Revenue Officer, with such responsibilities, duties, and authority that are usual and customary for such position, subject to direction by the Board of Directors of the Company (the “Board”); (ii) shall report directly to the Company’s Chief Executive Officer; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business. At the Company’s request, Executive shall serve the Company and/or its subsidiaries (the “Company Group”) and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Revenue Officer. In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)Principal Office. Executive shall perform services for the Company at the Company’s offices located in Loveland, Colorado, or, with the Company’s consent, at any other place in connection with the fulfillment of Executive’s role with the Company; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company’s business.

(d)Exclusivity. Except with the prior written approval of the Board (which the Board may grant or withhold in its sole and absolute discretion) and as set out in Exhibit A hereto, Executive shall devote Executive’s best efforts and full working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods. Notwithstanding the foregoing, Executive may, without violating this Section 1(d), (i) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; (ii) engage in charitable and civic activities; or (iii) engage in other personal passive investment activities, in each case, so long as such interests or activities do not individually or in the aggregate, interfere with or otherwise prevent the performance of Executive’s duties and responsibilities hereunder. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the Board; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies. For the avoidance of doubt, the Board has approved Executive’s continued service with those organizations set forth on Exhibit A, such approval to continue until the earlier to occur of (a) the

Board’s revocation of such approval in its sole and absolute discretion upon reasonable notice to Executive, or (b) such time as such service interferes with the performance of Executive’s duties under this Agreement, violates the Company’s standards of conduct or raises a conflict under the Company’s conflict of interest policies.

2.Term. The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5. The phrase “Term” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3.Compensation and Related Matters.

(a)Annual Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $320,000 (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board and/or its Compensation Committee, not less than annually.

(b)Annual Bonus. Executive shall be eligible to receive an annual bonus based on Executive’s achievement of performance objectives established by the Board and/or its Compensation Committee, such bonus to be targeted at 40% of Executive’s Annual Base Salary (the “Annual Bonus”). Any Annual Bonus approved by the Board or the Compensation Committee shall be subject to Executive’s continuous employment through December 31st of the applicable fiscal year and paid at the same time annual bonuses are paid to other executives of the Company generally, but not later than March 15 of the immediately following year. The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board and/or the Compensation Committee.

(c)Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives (“Employee Benefit Plans”), subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any particular plan or benefit. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(d)Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(e)Vacation. Executive is expected to manage vacation time at Executive’s discretion while considering the duties and responsibilities of the Executive’s position. Paid time off is not accrued, is not carried over year to year, and is not paid out upon termination of employment by the Company or the Executive for any reason.

4.Equity Awards. Executive shall be eligible for the grant of stock options and other equity awards as may be determined by the Board or its Compensation Committee.

5.Termination.

(a)At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and, subject to any consequences under Section 6 of this Agreement, can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any consequence such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly-authorized officer of the Company. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b)Notice of Termination. During the Term, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying the Date of Termination (as defined below). The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause (as defined below) shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder.

(c)Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company specified in a Notice of Termination. The Executive's employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the date of death will be the Date of Termination.

(d)Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, or similar governing body, of the Company or any of its subsidiaries or its affiliates, if any, then held with the Company or any of its subsidiaries or its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6.Consequences of Termination.

(a)Payments of Accrued Obligations upon all Terminations of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within 30 days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any business expenses owed to Executive under Section 3(d), and (iii) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements. Except as otherwise set forth in Sections 6(b) and 6(c), the payments and benefits described in this Section 6(a) shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason. In the event Executive experiences a termination due to Executive’s Disability, Executive shall be entitled to a pro-rated Annual Bonus for the year of termination based on actual performance, payable at the same time annual bonuses are paid to other executives of the Company generally, but not later than March 15 of the immediately following year.

(b)Severance Payments upon Covered Termination Outside a Change in Control Period. If, during the Term, Executive experiences a Covered Termination outside of a Change in Control Period (each as defined below), then in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of a waiver and release of claims agreement in a form acceptable to the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 11(d) and Executive’s continued compliance with Section 8 of this Agreement, provide Executive with the following:

(i)Executive shall be entitled to receive severance in the form of salary continuation of nine (9) months of Executive’s then current Annual Base Salary as of the Date of Termination, less applicable withholdings, payable in substantially equal monthly payments for nine (9) months in accordance with the Company’s normal payroll practices, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).

(ii)A pro-rata portion of the Annual Bonus amount based on actual performance, as determined by the Board or its Compensation Committee in their sole and absolute discretion, equal to the number of months completed employment during the year in which termination occurs divided by twelve (12), paid at the same time annual bonuses are paid to other executives of the Company generally, but not later than March 15 of the immediately following year.

(iii)If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Date of Termination) for Executive and Executive’s covered dependents through the earlier of (A)  the end of the ninth (9th) month following the month in which occurred the Date of Termination or (B) the date Executive becomes eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 6(b)(iii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(iv)The treatment of any outstanding equity awards shall be determined in accordance with the terms of the plan or agreement under which such equity awards were granted and the applicable award agreements.

(c)Severance Payments upon Covered Termination During a Change in Control Period. If, during the Term, Executive experiences a Covered Termination during a Change in Control Period, then, in addition to the payments and benefits described in Section 6(a), the Company shall, subject to Executive’s delivery to the Company of the Release that becomes effective and irrevocable in accordance with Section 11(d) and Executive’s continued compliance with Section 8 of this Agreement, provide Executive with the following:

(i)Executive shall be entitled to receive an amount equal to the sum of (i) eighteen (18) months of Executive’s Annual Base Salary at the rate in effect immediately prior to the Date of Termination and (ii) 100% of the target Annual Bonus, payable in substantially equal monthly payments for eighteen (18) months in accordance with the Company’s normal payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release becomes effective and irrevocable in accordance with Section 11(d).

(ii)If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Date of Termination) for Executive and Executive’s covered dependents through the earlier of (i)  the end of the eighteenth (18th) month following the month in which occurred the Date of Termination or (ii) the date Executive becomes eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 6(c)(ii), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(iii)Each outstanding and unvested equity award, including, without limitation, each stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one hundred percent (100%) of the shares subject thereto, as of immediately prior to the Date of Termination; provided that the treatment of performance targets with respect to each equity award subject to performance-based vesting shall not lapse, but shall be as specified in the award agreement and such provision in the applicable award agreement shall control.
(d)No Other Severance. Except as otherwise approved by the Board, the provisions of this Section 6 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company.

(e)No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

(f)Definition of Cause. For purposes hereof, “Cause” means: (i) willful misconduct, including, but not limited to, acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing, or misfeasance, which, in each case, either (a) is with regard to the Company or Executive’s duties, or (b) is material and has, or is likely to have, a negative impact on the Company, economically, reputational, or otherwise; (ii) substantial negligence or inattention to the Company’s Business; (iii) the commission of, or indictment or conviction (or plea of guilty or no contest) for, (a) any felony, or (b) any crime involving fraud, dishonesty, embezzlement, moral turpitude, or theft; (iv) the intentional and wrongful disclosure of the Company’s Confidential Information; (v) the willful failure to substantially perform Executive’s duties and obligations after the Company has given Executive written notice of the alleged willful failure and thirty (30) days to cure said alleged willful failure; (vi) obtaining any personal profit not thoroughly disclosed to and approved by the Board in connection with any transaction entered into by, on behalf of, or in relation to the Company; (vii) reporting to work under the influence of alcohol, alcohol or prescription drug abuse materially affecting work performance, or the illegal use of drugs; or (viii) the engagement in any other acts or omissions intentionally contrary to the Company’s announced policies or practices. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the discharge of the Executive for Cause.

(g)Definition of Change in Control. For purposes hereof, “Change in Control” has the meaning ascribed to such term under the Company’s 2021 Equity Incentive Plan, as may be amended from time to time; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(h)Definition of Change in Control Period. For purposes hereof, “Change in Control Period” shall mean the period commencing on a Change in Control and ending twelve (12) months after such Change in Control.

(i)Definition of Covered Termination. For purposes hereof, “Covered Termination” shall mean (i) the termination of Executive’s employment by the Company without Cause or (ii) the termination by Executive for Good Reason during the Change in Control Period. For the avoidance of doubt, a Covered Termination shall not include a termination due to Executive’s death or Disability.

(j)Definition of Disability. For purposes hereof, “Disability” has the meaning set forth under the long-term disability policy of the Company or a related entity to which Executive provides services regardless of whether Executive is covered by such policy. If the Company or the related entity to which Executive provides service does not have a long-term disability plan in place, “Disability” means that Executive is unable to carry out the responsibilities and functions of the position held by

Executive, with or without reasonable accommodation, as required by the Americans with Disabilities Act, as amended from time to time, or other applicable law. Executive shall not be terminated as a result of disability until such time as Executive has been disabled for a period of not less than ninety (90) consecutive days or more than an aggregate of 180 days in twelve (12) consecutive months. Executive will not be considered to have incurred a Disability unless Executive timely furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

(k)Definition of Good Reason. For purposes hereof, “Good Reason” for Executive to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material diminution in the Executive’s Annual Base Salary, except where such reduction occurs as part of and is commensurate in amount with an across-the-board reduction in salary affecting all senior executives of the Company; (ii) a material change in the geographic location of the Executive’s principal business office; in order for a change to be material hereunder, the Executive's principal business office must be moved to a location more than fifty (50) miles from the Company's office as of the Effective Date; or (iii) any other action or inaction by the Company that constitutes a material breach of this Agreement (including any material diminution to Executive’s reporting relationship or responsibilities as set forth in this Agreement). The foregoing shall constitute Good Reason only if (A) the Executive provides written notice to the Company of any event(s) alleged to constitute Good Reason within ninety (90) calendar days of the initial occurrence of the event, with such notice providing a detailed description of the circumstances constituting Good Reason (a “Good Reason Notice”), (B) any such reduction, change, or breach is not remedied or cured within thirty (30) calendar days after the Company’s receipt of a written Good Reason Notice from the Executive (the “Cure Period”) and (C) the Executive actually terminates employment within thirty (30) calendar days following the expiration of the Cure Period.

7.Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

8.Confidentiality, Non-Compete and Non-Solicitation.

(a) Confidentiality and Non-Disclosure. The Executive understands that the nature of the Executive’s position requires access to and knowledge of the Company’s Confidential Information (that includes trade secrets) and places Executive in a position of trust and confidence with the Company. The term Confidential Information has the meaning given to it in the Employee Confidential Information and Inventions Assignment Agreement dated October 3, 2022 and signed by Executive (the “CIIA’). Executive acknowledges and affirms the Executive’s obligations under the CIIA. The Employee understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its technology and offerings as a manufacturer of electric powertrains and installer of those powertrains in Class 3 to 7 commercial electric and fuel cell vehicles. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(b) Protection of Trade Secrets and Non-Competition. Because of the Company’s legitimate business interests as described in this Agreement, specifically the Company’s considerable investment in the development, protection, and use of its trade secrets, and in exchange for the good and valuable consideration offered to the Executive, during the term of Executive's employment and for the term of twelve (12) months, to run consecutively, beginning on the last day of the Executive's employment with the Company, (the "Restricted Period"), the Employee agrees and covenants not to engage in Prohibited Activity within North America ("Restricted Territory"). For purposes of Section 8(b), "Prohibited Activity" is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, of the Company’s trade secrets as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of manufacturing powertrains for, or the manufacturing of, Class 3 to Class 7 commercial electric vehicles within the Restricted Territory. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets.
    (c) Protection of Trade Secrets and Non-Solicitation. Because of the Company’s legitimate business interests as described in this Agreement, specifically the Company’s considerable investment in the development, protection, and use of its trade secrets, and in exchange for the good and valuable consideration offered to the Executive, during the term of Executive’s employment and for the term of twelve (12) months, to run consecutively, beginning on the last day of the Executive’s employment with the Company (the “Restricted Period”), the Employee agrees and covenants not to engage in Prohibited Activity within North America (“Restricted Territory”). For purposes of this Section 8(c), “Prohibited Activity” is directly or indirectly soliciting or contacting, or attempting to solicit or contact, the Company’s customers with whom the Executive interacted and utilizing the Company’s trade secrets for the purpose of offering or accepting goods or services similar to or competitive with those offered by the Company on behalf of the Executive or any other individual or entity.
    (d) Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company Group or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. This Section 8(d) does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.
    (e) Remedies and Enforcement. Executive acknowledges that any breach of his obligations under this Section 8 cannot be adequately compensated by damages in an action at law and may cause the Company great and irreparable injury and damage. Accordingly, in the event that Executive breaches or threatens to breach any provisions of this Section 8, then in addition to any other rights which the Company may have, the Company shall be entitled, without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond or other security with respect thereto, to the remedies of injunction, specific performance and other equitable relief to redress any breach, and no proof of special damages shall be necessary for the enforcement of or for any action for breach of Executive’s obligations. In the event that a proceeding is brought in equity to enforce the provisions of this Section 8, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available. Nothing contained in this Section 8(f) shall be construed as a waiver by the Company of any other rights, including, without limitation, rights to damages or profits.
    (f) Extension of Time Periods of Restrictions. Executive agrees that the period during which the covenants contained in this Section 8 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Section 8.
    (g) Reasonableness, Reformation, and Severability. The Company and Executive agree that it was their intent to enter into a valid and enforceable agreement. Executive and the Company thereby acknowledge the reasonableness of the restrictions set forth in this Section 8, including the reasonableness of the duration as to time and the scope of activity restrained. Executive agrees that if any covenant contained in Section 8 of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geography or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.

9.Miscellaneous Provisions.

(a)Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado, without giving effect to any principles of conflicts of law, whether of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(b)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(d)Entire Agreement. The terms of this Agreement, together with the CIIA, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company; provided, that the terms of any award agreements governing stock options outstanding on the date hereof shall continue to govern the terms of such stock options to the extent more favorable to Executive. The Parties further intend that this Agreement, together with the CIIA, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the CIIA. Notwithstanding the foregoing, in the event of any conflict between the terms of the CIIA and the terms of this Agreement, the terms of this Agreement shall prevail.

(e)Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any action in any other jurisdiction, but this Agreement shall be reformed construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)Dispute Resolution. Subject to the provisions of Section 8, the Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms or otherwise arising out of the Parties’ relationship, shall be resolved solely and exclusively by final and binding arbitration held in Denver, Colorado through JAMS in conformity with Colorado law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, in the event of a breach of Section 8, the Company may request relief from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration as determined by the Company. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall award the prevailing Party attorneys’ fees and expert fees, if any.

Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Section 8, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to seek injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 8, none of the Parties shall raise the defense, without a good faith basis for raising such defense, that there is an adequate remedy at law. Executive and the Company understand that by agreement to arbitrate any claim pursuant to this Section 9(g), they will not have the right to have any claim decided by a jury or a court, but shall instead have any claim decided through arbitration. Executive and the Company waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Nothing herein shall limit Executive’s ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.

(h)Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(i)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(k) Clawback. Executive agrees and acknowledges that any and all compensation Executive receives pursuant to this Agreement shall be subject to clawback by the Company (i) in the event of a financial restatement; or (ii) in such other circumstances as may be required by applicable law; or (iii) as may be provided in any clawback policy that is adopted by the Company and is generally applicable to senior executives of the Company (whether in existence as of the Effective Date or later adopted).

(l)Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notice to Executive:
_____________________________

_____________________________

Notice to the Company:
815 14th Street, SW, Suite A100
Loveland, CO 80537
Attn: Chief Legal Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent, or mailed.

10.Golden Parachute Excise Tax.

(a)Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b)Accounting Firm. The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 11(a). If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11.Section 409A.

(a)General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including, without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; however, this Section 12(a) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company (A) have any liability for failing to do so, or (B) incur or indemnify Executive for any taxes, interest or other liabilities arising under or by operation of Section 409A.

(b)Separation from Service, Installments and Reimbursements. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6 unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(d)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s Separation from Service are subject to Executive’s execution and delivery of the Release, (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Executive’s Date of Termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 12(d), “Release Expiration Date” shall mean (1) if Executives is under 40 years old as of the Date of Termination, the date that is seven (7) days following the date upon which the Company timely delivers the Release to Executive, and (2) if Executive is 40 years or older as of the Date of Termination, the date that is 21 days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is 45 days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of Executive’s termination of employment are delayed pursuant to this Section 12(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 12(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

12.Employee Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment and upon advice of independent counsel regarding his rights and obligations under this Agreement.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

LIGHTNING EMOTORS, INC.

By:	/s/ Tim Reeser
Name:	Tim Reeser
Title:	CEO

By:	/s/ Kash Sethi
Name:	Kash Sethi

EXHIBIT A
PERMITTED OUTSIDE ACTIVITIES